Exhibit 99.1
[HANSEN MEDICAL LETTERHEAD]
HANSEN MEDICAL ANNOUNCES JOINT DEVELOPMENT AND CO-MARKETING AGREEMENTS
WITH ST. JUDE MEDICAL TARGETING ELECTROPHYSIOLOGY PROCEDURES
Collaboration Will Combine Robotic Catheter Navigation with Leading Cardiac Mapping
Technology to Enable Integrated EP Solution
MOUNTAIN VIEW, Calif., April 30, 2007 — Hansen Medical, Inc., a developer of robotic technology for accurate 3D control of catheter movement during cardiac procedures, today announced it has entered into joint development and co-marketing agreements with St. Jude Medical of St. Paul, Minn., a global leader of electrophysiology (EP) technology, to integrate technologies from its Sensei™ Robotic Catheter System and Artisan™ Control Catheter with St. Jude Medical’s EnSite™ System.
     The first generation robotic platform from Hansen Medical is designed to allow physicians to place mapping catheters in hard-to-reach anatomical locations within the heart more easily, accurately and with greatly increased stability as compared to existing manual technique. The Sensei Robotic Catheter System has received CE mark in Europe, and the Artisan Control Catheter is currently pending CE mark approval. Additionally, the Sensei System is pending U.S. Food & Drug Administration (FDA) clearance.
     The EnSite system is a computer-based technology marketed worldwide that facilitates EP procedures by creating real-time 3D graphical displays or maps of cardiac structures and arrhythmias. These maps are designed to provide the visual guidance necessary to navigate catheters used during EP procedures. Previously, two dimensional technologies such as fluoroscopy or ultrasound were used to assist physicians with guiding catheters inside the heart, which is a three-dimensional space. Combining the Sensei and EnSite technologies is intended to provide physicians with 3D visualization that will augment their ability to confidently move a catheter throughout the heart, as well as greatly increase control over placement of the catheter in specific locations.
     “This joint development agreement facilitates an advanced level of integration of the Sensei system with one of the market-leading 3D mapping technologies for EP,” said Frederic Moll, M.D., founder and chief executive officer of Hansen Medical. “Integration of the Artisan catheter within the EnSite System’s 3D map will give physicians the ability to move the catheter deliberately and accurately while seeing specifically, in three dimensions, the location of the catheter inside the heart. This is an important step toward achieving automation of EP procedures, which we believe is key to providing clinicians of varying skill levels the ability to more effectively and safely treat complex cardiac arrhythmias.
     “Once we have received regulatory clearance, St Jude Medical will be partnering with Hansen Medical in the marketing of integrated solutions for electrophysiologists and placement of Sensei systems into accounts that are recognized as leaders in the field of cardiac rhythm management. This will leverage our existing sales force in a very focused and streamlined manner,” continued Dr. Moll.
     The Sensei system is adaptable to any existing EP procedure room and the mobile workstation can be placed away from direct radiation. In addition to lessening operator fatigue, the remote placement of the workstation creates a virtual shield for physicians against harmful radiation during catheter-based EP procedures.
     The EnSite System is used by EP clinicians during EP procedures to create 3D models of their patients’ cardiac anatomy and then to visualize catheters used in those procedures as they are navigated to critical anatomical targets. The system collects and organizes activation and voltage data from the inner surface of the heart, which allows physicians to visualize arrhythmias on the 3D model and more easily determine a treatment strategy.
     “This agreement allows both companies to demonstrate the combined power of fully integrating capabilities of the Sensei and Ensite Systems,” said Jane Song, president, St. Jude Medical Atrial Fibrillation Division. “St. Jude Medical looks forward to working closely with Hansen Medical to integrate the two companies’ technologies and further develop this innovative approach to how physicians perform complex EP procedures today and in the future.”
     The joint development and worldwide co-marketing agreements between St. Jude Medical and Hansen Medical are two-year agreements. Under the terms of the joint development agreement, St. Jude Medical and Hansen Medical will exclusively co-develop technology that will enable the integration of the Sensei and Ensite Systems. Under the terms of the co-marketing agreement, St. Jude Medical has exclusive co-

marketing rights to market the Sensei System with St. Jude Medical products in targeted EP accounts.
About Hansen Medical
     Hansen Medical, based in Mountain View, Calif., was founded in 2002 to develop products and technology using robotics for the accurate positioning, manipulation and stable control of catheters and catheter-based technologies. The Sensei system is currently under review for FDA clearance to guide catheters for mapping anatomy of the heart. Additional information can be found at www.hansenmedical.com.
     This press release contains forward-looking statements that are subject to a number of risks and uncertainties, including statements about our clinical development results and whether the FDA will consider these sufficient and appropriate to support 510(k) clearance, the timing of our anticipated CE mark for the Artisan catheter and commercial launch in the EU, and the potential for success under our agreements with St. Jude Medical. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including potential safety issues; the scope of potential use of our products; the scope and validity of intellectual rights applicable to our products; competition from other companies; our ability to obtain additional financing to support our operations; our ability to successfully launch and market our product; and other risks detailed in the “Risk Factors” section of our Annual Report on Form 10-K. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.
     Hansen Medical has applied for trademark registration of, or claim trademark rights in, “Hansen Medical,” “Sensei,” ”Artisan,” ”Hansen Artisan,” as well as the Hansen Medical “heart design” logo, whether standing alone or in connection with the words “Hansen Medical.”
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News Media Contact:	Investor Relations Contact:
Amy Cook	Steven Van Dick
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